SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 13, 2005

REGENCY CENTERS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-12298	59-3191743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

121 West Forsyth Street, Suite 200 Jacksonville, Florida	32202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (904)598-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

The Company expects to file shelf registration statements on Form S-3 to register securities during June 2005. In connection with the expected filings, the Company is reclassifying the operations of certain sales of properties that occurred subsequent to December 31, 2004 into discontinued operations within its consolidated financial statements that were previously filed under Form 10-K as of and for the year ended December 31, 2004.

The Company’s properties generally have operations and cash flows that can be clearly distinguished from the rest of the Company. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“Statement 144”), the operations and gains on sales reported in discontinued operations include those properties that were sold or held for sale, and for which operations and cash flows can be clearly distinguished. Held for sale includes only those properties available for immediate sale in their present condition and for which management believes it is probable that a sale of the property will be completed within one year. The operations from properties sold or held for sale have been eliminated from ongoing operations and the Company will have no continuing involvement after disposition. Prior periods are reclassified to reflect the operations of properties sold or held for sale as discontinued operations.

During the three months ended March 31, 2005, the Company sold one property for net proceeds of $27.8 million which had not been classified as held for sale at December 31, 2004 because completion of the sale was not yet considered probable. On March 31, 2005, the Company reclassified two properties as held for sale which were subsequently sold for net proceeds of $16.7 million. In accordance with Statement 144, the Company is reclassifying the operations of these three properties from continuing operations into discontinued operations for the years ended December 31, 2004, 2003 and 2002 in the attached financial statements. The reclassified amounts for 2004, 2003 and 2002 are approximately $841,000, $271,000 and $355,000, respectively. These reclassifications represent 0.6%, 0.2% and 0.3%, respectively of net income for each year. The reclassified amounts will have no impact on net income for common stockholders or net income for common stockholders per share as previously reported.

The Company is not revising Management’s Discussion and Analysis (MD&A) included in Form 10K as of and for the year ended December 31, 2004 given the insignificance of the reclassified amounts. The Company believes that the reclassifications do not have a material effect on the Company’s previously filed MD&A relative to its financial condition and results of operations for the years ended 2004, 2003 and 2002 and has not included any of those elements of its previously filed Form 10K in the attached financial statements.

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Item 9.01	Financial Statements and Exhibits

Financial Statements

Regency’s 2004 consolidated financial statements reflecting the reclassifications discussed above together with the report of KPMG LLP are listed on the index immediately preceding the consolidated financial statements at the end of this report.

Exhibits

23. Consent of KPMG LLP.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY CENTERS CORPORATION (registrant)

Date: June 13, 2005	By:	/s/ J. Christian Leavitt
J. Christian Leavitt, Senior Vice President, Finance and Principal Accounting Officer

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Regency Centers Corporation

All other schedules are omitted because they are not applicable or because information required therein is shown in the consolidated financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Regency Centers Corporation:

We have audited the accompanying consolidated balance sheets of Regency Centers Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule III. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Regency Centers Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Regency Centers Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

March 14, 2005, except as to Notes 3 and 9 which are as of June 10, 2005

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Regency Centers Corporation:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Regency Centers Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Regency Centers Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Regency Centers Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Regency Centers Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Regency Centers Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and related Financial Statements Schedule and our report dated March 14, 2005 expressed an unqualified opinion on those consolidated financial statements and related Financial Statements Schedule.

/s/    KPMG LLP

Jacksonville, Florida

March 14, 2005

REGENCY CENTERS CORPORATION

Consolidated Balance Sheets

December 31, 2004 and 2003

(in thousands, except share data)

	2004	2003
Assets
Real estate investments at cost (notes 2, 4 and 11):
Land	$806,207	738,101
Buildings and improvements	1,915,655	1,914,075

	2,721,862	2,652,176
Less: accumulated depreciation	338,609	285,665

	2,383,253	2,366,511
Properties in development	426,216	369,474
Operating properties held for sale	4,916	4,200
Investments in real estate partnerships (note 4)	179,677	140,496

Net real estate investments	2,994,062	2,880,681

Cash and cash equivalents	95,320	29,869
Notes receivable	25,646	70,782
Tenant receivables, net of allowance for uncollectible accounts of $3,393 and $3,353 at December 31, 2004 and 2003, respectively	60,911	57,041
Deferred costs, less accumulated amortization of $25,735 and $29,493 at December 31, 2004 and 2003, respectively	41,002	35,804
Acquired lease intangible assets, net (note 5)	14,172	10,205
Other assets	12,711	13,847

	$3,243,824	3,098,229

Liabilities and Stockholders’ Equity
Liabilities:
Notes payable (note 6)	$1,293,090	1,257,777
Unsecured line of credit (note 6)	200,000	195,000
Accounts payable and other liabilities	102,443	94,280
Acquired lease intangible liabilities, net (note 5)	5,161	6,115
Tenants’ security and escrow deposits	10,049	9,358

Total liabilities	1,610,743	1,562,530

Preferred units (note 8)	101,762	223,526
Exchangeable operating partnership units	30,775	26,544
Limited partners’ interest in consolidated partnerships	1,827	4,651

Total minority interest	134,364	254,721

Stockholders’ equity (notes 7, 8, 9 and 10):
Preferred stock, $.01 par value per share, 30,000,000 shares authorized; 800,000 and 300,000 shares issued and outstanding at December 31, 2004 and 2003, respectively, liquidation preference $250 per share	200,000	75,000
Common stock $.01 par value per share, 150,000,000 shares authorized; 67,970,538 and 64,956,077 shares issued at December 31, 2004 and 2003, respectively	680	650
Treasury stock at cost, 5,161,559 and 5,048,120 shares held at December 31, 2004 and 2003, respectively	(111,414)	(111,414)
Additional paid in capital	1,494,312	1,394,361
Accumulated other comprehensive (loss) income	(5,291)	175
Distributions in excess of net income	(79,570)	(77,794)

Total stockholders’ equity	1,498,717	1,280,978

Commitments and contingencies (notes 11 and 12)
	$3,243,824	3,098,229

See accompanying notes to consolidated financial statements.

REGENCY CENTERS CORPORATION

Consolidated Statements of Operations

For the years ended December 31, 2004, 2003 and 2002

(in thousands, except per share data)

	2004	2003	2002
Revenues:
Minimum rent (note 11)	$284,270	263,035	250,584
Percentage rent	4,083	4,544	5,160
Recoveries from tenants	80,469	75,866	71,604
Management fees and commissions	10,663	6,419	4,617
Equity in income of investments in real estate partnerships	10,194	11,276	5,765

Total revenues	389,679	361,140	337,730

Operating expenses:
Depreciation and amortization	80,556	71,407	64,767
Operating and maintenance	53,511	50,405	47,024
General and administrative	30,282	24,229	22,757
Real estate taxes	40,206	37,282	35,395
Other expenses	8,043	4,993	(1,802)

Total operating expenses	212,598	188,316	168,141

Other expense (income)
Interest expense, net of interest income of $3,128, $2,357, and $2,333 in 2004, 2003 and 2002, respectively	80,915	82,822	83,729
Gain on sale of operating properties and properties in development	(39,387)	(48,717)	(20,905)
Provision for loss on operating properties	810	—	950
Other income	—	—	(2,384)

Total other expense	42,338	34,105	61,390

Income before minority interests	134,743	138,719	108,199

Minority interest of preferred units	(19,829)	(29,826)	(33,475)
Minority interest of exchangeable operating partnership units	(2,127)	(2,478)	(1,831)
Minority interest of limited partners	(319)	(501)	(492)

Income from continuing operations	112,468	105,914	72,401

Discontinued operations, net:
Operating income from discontinued operations	4,984	8,886	22,032
Gain on sale of operating properties and properties in development	18,875	15,989	16,091

Income from discontinued operations	23,859	24,875	38,123

Net income	136,327	130,789	110,524

Preferred stock dividends	(8,633)	(4,175)	(2,858)

Net income for common stockholders	$127,694	126,614	107,666

Income per common share – basic (note 9):
Continuing operations	$1.69	1.71	1.19
Discontinued operations	0.39	0.42	0.66

Net income for common stockholders per share	$2.08	2.13	1.84

Income per common share – diluted (note 9):
Continuing operations	$1.69	1.70	1.19
Discontinued operations	0.39	0.42	0.65

Net income for common stockholders per share	$2.08	2.12	1.84

See accompanying notes to consolidated financial statements.

REGENCY CENTERS CORPORATION

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

For the years ended December 31, 2004, 2003 and 2002

	Preferred Stock	Common Stock	Treasury Stock	Additional Paid In Capital	Accumulated Other Comprehensive Income (Loss)	Distributions in Excess of Net Income	Stock Loans	Total Stockholders’ Equity
Balance at December 31, 2001	$34,696	610	(67,346)	1,327,579	—	(68,226)	(8,262)	1,219,051
Common stock issued as compensation and stock options exercised, net	—	16	(43)	14,232	—	—	—	14,205
Tax benefit for issuance of stock options	—	—	—	1,202	—	—	—	1,202
Common stock redeemed under stock loans	—	(2)	(7,585)	(419)	—	—	8,262	256
Common stock issued for partnership units exchanged	—	1	—	1,287	—	—	—	1,288
Common stock issued for preferred stock exchanged	(24,190)	10	—	24,180	—	—	—	—
Reallocation of minority interest	—	—	—	(253)	—	—	—	(253)
Repurchase of common stock	—	—	(2,725)	—	—	—	—	(2,725)
Cash dividends declared:
Preferred stock	—	—	—	—	—	(2,858)	—	(2,858)
Common stock ($2.04 per share)	—	—	—	—	—	(118,970)	—	(118,970)
Net income	—	—	—	—	—	110,524	—	110,524

Balance at December 31, 2002	$10,506	635	(77,699)	1,367,808	—	(79,530)	—	1,221,720
Comprehensive Income (note 7):
Net income	—	—	—	—	—	130,789	—	130,789
Change in fair value of derivative instruments	—	—	—	—	175	—	—	175

Total comprehensive income	—	—	—	—	—	—	—	130,964
Common stock issued as compensation and stock options exercised, net	—	9	(429)	8,362	—	—	—	7,942
Tax benefit for issuance of stock options	—	—	—	1,682	—	—	—	1,682
Treasury stock issued for common stock offering	—	—	117,216	6,279	—	—	—	123,495
Common stock issued for partnership units exchanged	—	1	—	3,615	—	—	—	3,616
Common stock issued for Series 2 preferred stock exchanged (note 8)	(10,506)	5	—	10,501	—	—	—	—
Series 3 preferred stock issued (note 8)	75,000	—	—	(2,705)	—	—	—	72,295
Reallocation of minority interest	—	—	—	(1,181)	—	—	—	(1,181)
Repurchase of common stock (note 8)	—	—	(150,502)	—	—	—	—	(150,502)
Cash dividends declared:
Preferred stock	—	—	—	—	—	(4,175)	—	(4,175)
Common stock ($2.08 per share)	—	—	—	—	—	(124,878)	—	(124,878)

Balance at December 31, 2003	$75,000	650	(111,414)	1,394,361	175	(77,794)	—	1,280,978
Comprehensive Income (note 7):
Net income	—	—	—	—	—	136,327	—	136,327
Loss on settlement of derivative instruments	—	—	—	—	(5,895)	—	—	(5,895)
Amortization of loss on derivative instruments	—	—	—	—	429	—	—	429

Total comprehensive income	—	—	—	—	—	—	—	130,861
Common stock issued as compensation and stock options exercised, net	—	12	—	18,633	—	—	—	18,645
Tax benefit for issuance of stock options	—	—	—	4,376	—	—	—	4,376
Common stock issued for partnership units exchanged	—	3	—	7,151	—	—	—	7,154
Common stock issued in stock offering, net of costs (note 8)	—	15	—	67,395	—	—	—	67,410
Series 4 preferred stock issued (note 8)	125,000	—	—	(4,288)	—	—	—	120,712
Reallocation of minority interest	—	—	—	6,684	—	—	—	6,684
Cash dividends declared:
Preferred stock	—	—	—	—	—	(8,633)	—	(8,633)
Common stock ($2.12 per share)	—	—	—	—	—	(129,470)	—	(129,470)

Balance at December 31, 2004	$200,000	680	(111,414)	1,494,312	(5,291)	(79,570)	—	1,498,717

See accompanying notes to consolidated financial statements.

REGENCY CENTERS CORPORATION

Consolidated Statements of Cash Flows

For the years ended December 31, 2004, 2003 and 2002

(in thousands)

	2004	2003	2002
Cash flows from operating activities:
Net income	$136,327	130,789	110,524
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81,936	75,023	74,417
Deferred loan cost and debt premium amortization	1,739	1,099	1,636
Stock based compensation	14,432	11,327	9,517
Minority interest of preferred units	19,829	29,826	33,475
Minority interest of exchangeable operating partnership units	2,579	3,044	2,797
Minority interest of limited partners	319	501	492
Equity in income of investments in real estate partnerships	(10,194)	(11,276)	(5,765)
Net gain on sale of properties	(60,539)	(65,877)	(40,083)
Provision for loss on operating properties	810	1,969	4,369
Other income	—	—	(2,384)
Distributions from operations of investments in real estate partnerships	13,342	8,341	5,522
Hedge settlement	(5,720)	—	—
Changes in assets and liabilities:
Tenant receivables	(5,849)	(6,590)	(863)
Deferred leasing costs	(6,199)	(11,021)	(12,917)
Other assets	1,449	1,245	(10,885)
Accounts payable and other liabilities	(574)	11,735	(15,795)
Tenants’ security and escrow deposits	214	510	699

Net cash provided by operating activities	183,901	180,645	154,756

Cash flows from investing activities:
Acquisition of real estate	(60,358)	(86,780)	(57,056)
Development of real estate	(340,217)	(328,920)	(245,011)
Proceeds from sale of real estate investments	317,178	237,033	427,808
Repayment of notes receivable, net	64,009	117,643	37,363
Investments in real estate partnerships	(66,299)	(14,881)	(46,019)
Distributions received from investments in real estate partnerships	47,369	26,902	11,784

Net cash (used in) provided by investing activities	(38,318)	(49,003)	128,869

Cash flows from financing activities:
Net proceeds from common stock issuance	81,662	127,428	9,932
Repurchase of common stock	—	(150,502)	(2,725)
Redemption of preferred units	(125,000)	(155,750)	—
Redemption of exchangeable operating partnership units	(20,402)	(1,794)	(83)
Contributions (distributions) from limited partners in consolidated partnerships	373	(10,676)	(384)
Distributions to exchangeable operating partnership unit holders	(2,509)	(2,900)	(3,157)
Distributions to preferred unit holders	(16,593)	(25,954)	(33,475)
Dividends paid to common stockholders	(129,470)	(124,878)	(118,970)
Dividends paid to preferred stockholders	(8,633)	(4,175)	(2,858)
Net proceeds from issuance of preferred stock	120,712	72,295	—
Repayment of fixed rate unsecured notes	(200,000)	—	—
Proceeds from issuance of fixed rate unsecured notes, net	148,646	—	249,625
Proceeds (repayment) of unsecured line of credit, net	5,000	115,000	(294,000)
Proceeds from notes payable	84,223	30,822	7,082
Repayment of notes payable, net	(8,176)	(22,840)	(58,306)
Scheduled principal payments	(5,711)	(4,099)	(5,630)
Deferred loan costs	(4,254)	(197)	(2,082)

Net cash used in financing activities	(80,132)	(158,220)	(255,031)

Net increase (decrease) in cash and cash equivalents	65,451	(26,578)	28,594

Cash and cash equivalents at beginning of the year	29,869	56,447	27,853

Cash and cash equivalents at end of the year	$95,320	29,869	56,447

REGENCY CENTERS CORPORATION

Consolidated Statements of Cash Flows

For the years ended December 31, 2004, 2003 and 2002

(in thousands)

	2004	2003	2002
Supplemental disclosure of cash flow information - cash paid for interest (net of capitalized interest of $11,228, $13,106 and $13,753 in 2004, 2003 and 2002, respectively)	$85,416	84,531	78,450

Supplemental disclosure of non-cash transactions:

Mortgage debt assumed by purchaser on sale of real estate	$44,684	13,557	4,570

Common stock issued for partnership units exchanged	$7,154	3,616	1,288

Mortgage loans assumed for the acquisition of real estate	$61,717	15,342	46,747

Real estate contributed as investments in real estate partnerships	$31,312	24,100	29,486

Exchangeable operating partnership units issued for the acquisition of real estate	$38,400	—	—

Notes receivable taken in connection with sales of operating properties, properties in development and out-parcels	$3,255	131,794	61,489

Change in fair value of derivative instrument	$—	175	—

Common stock redeemed to pay off stock loans	$—	—	6,089

See accompanying notes to consolidated financial statements.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

1.	Summary of Significant Accounting Policies

(a)	Organization and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Regency Centers Corporation and partnerships in which it has a majority ownership or controlling interest (the “Company” or “Regency”). All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

The Company owns approximately 98% of the outstanding common units (“Units”) of Regency Centers, L.P. (“RCLP”). Regency invests in real estate through its partnership interest in RCLP. Generally all of the acquisition, development, operating and financing activities of Regency, including the issuance of Units and preferred units, are executed by RCLP. The equity interests of third parties held in RCLP or its majority owned partnerships are included in the consolidated financial statements as preferred units, exchangeable operating partnership units or limited partners’ interest in consolidated partnerships. The Company is a qualified real estate investment trust (“REIT”), which began operations in 1993.

(b)	Revenues

The Company leases space to tenants under agreements with varying terms. Leases are accounted for as operating leases with minimum rent recognized on a straight-line basis over the term of the lease regardless of when payments are due. Accrued rents are included in tenant receivables.

Substantially all of the lease agreements contain provisions that grant additional rents based on tenants’ sales volume (contingent or percentage rent) and reimbursement of the tenants’ share of real estate taxes, insurance and common area maintenance (“CAM”) costs. Percentage rents are recognized when the tenants achieve the specified targets as defined in their lease agreements. Recovery of real estate taxes, insurance and CAM costs are recognized as the respective costs are incurred in accordance with the lease agreements.

The Company accounts for profit recognition on sales of real estate in accordance with Statement of Financial Accounting Standards (“SFAS”) Statement No. 66, “Accounting for Sales of Real Estate.” In summary, profits from sales will not be recognized by the Company unless a sale has been consummated; the buyer’s initial and continuing investment is adequate to demonstrate a commitment to pay for the property; the Company has transferred to the buyer the usual risks and rewards of ownership; and the Company does not have substantial continuing financial involvement with the property.

The Company has been engaged by joint ventures to provide asset and property management services for their shopping centers. The fees are market based and generally calculated as a percentage of either revenues earned or the estimated values of the properties and are recognized as services are provided.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

(c)	Real Estate Investments

Land, buildings and improvements are recorded at cost. All specifically identifiable costs related to development activities are capitalized into properties in development on the consolidated balance sheet. The capitalized costs include pre-development costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, direct employee costs, and other costs incurred during the period of development.

The Company incurs costs prior to land acquisition including acquisition contract deposits, as well as legal, engineering and other external professional fees related to evaluating the feasibility of developing a shopping center. These pre-acquisition development costs are included in properties in development. If the Company determines that the development of a shopping center is no longer probable, any pre-development costs previously incurred are immediately expensed. At December 31, 2004 and 2003, the Company had capitalized pre-development costs of $10.5 million and $8.8 million, respectively.

The Company’s method of capitalizing interest is based upon applying its weighted average borrowing rate to that portion of the actual development costs expended. The Company ceases cost capitalization when the property is available for occupancy upon substantial completion of tenant improvements. In no event would the Company capitalize interest on the project beyond 12 months after substantial completion of the building shell.

Maintenance and repairs that do not improve or extend the useful lives of the respective assets are reflected in operating and maintenance expense.

Depreciation is computed using the straight-line method over estimated useful lives of up to 40 years for buildings and improvements, term of lease for tenant improvements, and three to seven years for furniture and equipment.

The Company allocates the purchase price of assets acquired (net tangible and identifiable intangible assets) and liabilities assumed based on their relative fair values at the date of acquisition pursuant to the provisions SFAS No. 141, “Business Combinations” (“Statement 141”). Statement 141 provides guidance on allocating a portion of the purchase price of a property to intangible assets. The Company’s methodology for this allocation includes estimating an “as-if vacant” fair value of the physical property, which is allocated to land, building and improvements. The difference between the purchase price and the “as-if vacant” fair value is allocated to intangible assets. There are three categories of intangible assets to be considered: (i) value of in-place leases, (ii) above and below-market value of in-place leases and (iii) customer relationship value.

The value of in-place leases is estimated based on the value associated with the costs avoided in originating leases comparable to the acquired in-place leases as well as the value associated with lost rental and recovery revenue during the assumed lease-up period. The value of in-place leases is amortized to expense over the estimated weighted-average remaining lease lives.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

(c)	Real Estate Investments (continued)

Above-market and below-market in-place lease values for acquired properties are recorded based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimates of fair market lease rates for the comparable in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The value of above-market leases is amortized as a reduction of base rental revenue over the remaining terms of the respective leases. The value of below-market leases is accreted as an increase to base rental revenue over the remaining terms of the respective leases, including renewal options.

The Company allocates no value to customer relationship intangibles if it has pre-existing business relationships with the major retailers in the acquired property because the customer relationships associated with the acquired property provide no incremental value over the Company’s existing relationships.

The Company follows the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“Statement 144”). In accordance with Statement 144, operating properties held for sale includes only those properties available for immediate sale in their present condition and for which management believes it is probable that a sale of the property will be completed within one year. Operating properties held for sale are carried at the lower of cost or fair value less costs to sell. Depreciation and amortization are suspended during the held-for-sale period.

The Company reviews its real estate portfolio for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based upon expected undiscounted cash flows from the property. The Company determines impairment by comparing the property’s carrying value to an estimate of fair value based upon varying methods such as i) estimating future cash flows, ii) determining resale values by market, or iii) applying a capitalization rate to net operating income using prevailing rates in a given market. These methods of determining fair value can fluctuate significantly as a result of a number of factors, including changes in the general economy of those markets in which the Company operates, tenant credit quality and demand for new retail stores. In the event a property is permanently impaired, the Company will write down the asset to fair value for “held-and-used” assets and to fair value less costs to sell for “held-for-sale” assets. During 2004, 2003 and 2002 the Company recorded a provision for loss of approximately $810,000, $2.0 million and $4.4 million, based upon the criteria described above. The provision for loss on properties subsequently sold to third parties is included as part of discontinued operations.

The Company’s properties generally have operations and cash flows that can be clearly distinguished from the rest of the Company. In accordance with Statement 144, the operations and gains on sales reported in discontinued operations include those operating properties and properties in development that were sold and for which operations and cash flows can be clearly distinguished. The operations from these properties have been eliminated from ongoing operations and the Company will not have continuing involvement after disposition. Prior periods have been restated to reflect the operations of these properties as discontinued operations. The operations and gains on sales of operating properties sold to real estate partnerships in which the Company has continuing involvement are included in income from continuing operations.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

(d)	Income Taxes

The Company believes it qualifies, and intends to continue to qualify, as a REIT under the Internal Revenue Code (the “Code”). As a REIT, the Company is allowed to reduce taxable income by all or a portion of its distributions to stockholders. As distributions have exceeded taxable income, no provision for federal income taxes has been made in the accompanying consolidated financial statements (except as required for the Company’s Taxable REIT Subsidiary as discussed below).

Earnings and profits, which determine the taxability of dividends to stockholders, differs from net income reported for financial reporting purposes primarily because of differences in depreciable lives and cost bases of the shopping centers, as well as other timing differences.

The net book basis of real estate assets exceeds the tax basis by approximately $103.9 million and $113.2 million at December 31, 2004 and 2003, respectively, primarily due to the difference between the cost basis of the assets acquired and their carryover basis recorded for tax purposes.

The following summarizes the tax status of dividends paid during the respective years:

	2004	2003	2002
Dividend per share	$2.12	2.08	2.04
Ordinary income	82.00%	74.04%	71.00%
Capital gain	6.00%	.49%	1.00%
Return of capital	3.00%	12.84%	22.00%
Unrecaptured Section 1250 gain	9.00%	7.16%	4.00%
Qualified 5-year gain	—	—	2.00%
Post-May 5 gain	—	5.47%	—

Regency Realty Group, Inc. (“RRG”), a wholly-owned subsidiary of RCLP, is a Taxable REIT Subsidiary as defined in Section 856(l) of the Code. RRG is subject to federal and state income taxes and files separate tax returns. Income tax expense consists of the following for the years ended December 31, 2004, 2003 and 2002 which is included in either other expenses or discontinued operations (in thousands):

	2004	2003	2002
Income tax expense (benefit)
Current	$10,730	4,179	4,054
Deferred	(1,978)	(1,230)	(4,445)

Total income tax expense (benefit)	$8,752	2,949	(391)

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

(d)	Income Taxes (continued)

Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax income as follows for the years ended December 31, 2004, 2003 and 2002 (in thousands):

	2004	2003	2002
Computed expected tax expense (benefit)	$5,759	3,539	(84)
Increase in income taxes resulting from state taxes	913	308	(41)
All other items	2,080	(898)	(266)

Total income tax expense (benefit)	$8,752	2,949	(391)

RRG had net deferred tax assets of $8.9 million and $6.9 million at December 31, 2004 and 2003, respectively. The majority of the deferred tax assets relate to deferred interest expense and tax costs capitalized on projects under development. No valuation allowance was provided and the Company believes it is more likely than not that the future benefits associated with these deferred assets will be realized.

(e)	Deferred Costs

Deferred costs include deferred leasing costs and deferred loan costs, net of accumulated amortization. Such costs are amortized over the periods through lease expiration or loan maturity. Deferred leasing costs consist of internal and external commissions associated with leasing the Company’s shopping centers. Net deferred leasing costs were $30.8 million and $28.0 million at December 31, 2004 and 2003, respectively. Deferred loan costs consist of initial direct and incremental costs associated with financing activities. Net deferred loan costs were $10.2 million and $7.8 million at December 31, 2004 and 2003, respectively.

(f)	Earnings per Share and Treasury Stock

Basic net income per share of common stock is computed based upon the weighted average number of common shares outstanding during the period. Diluted net income per share also includes common share equivalents for stock options and exchangeable operating partnership units. See note 9 for the calculation of earnings per share (“EPS”).

Repurchases of the Company’s common stock (net of shares retired) are recorded at cost and are reflected as Treasury stock in the consolidated statements of stockholders’ equity. Outstanding shares do not include treasury shares.

(g)	Cash and Cash Equivalents

Any instruments which have an original maturity of 90 days or less when purchased are considered cash equivalents. Cash distributions of normal operating earnings from investments in real estate partnerships and cash received from the sales of development properties are included in cash flows from operations in the consolidated statements of cash flows.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

(h)	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(i)	Stock-Based Compensation

The Company follows the provisions of SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” (“Statement 148”). Statement 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation” (“Statement 123”), to require more prominent and frequent disclosures in financial statements about the effects of stock-based compensation. As permitted under Statement 123 and Statement 148, the Company currently follows the accounting guidelines pursuant to Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“Opinion 25”), for stock-based compensation and furnishes the pro-forma disclosures as required under Statement 148.

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“Statement 123(R)”), which is a revision of Statement 123. Statement 123(R) supersedes Opinion 25. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro-forma disclosure is no longer an alternative. Statement 123(R) must be adopted no later than July 1, 2005.

Statement 123(R) permits companies to adopt its requirements using one of two methods:

1. The “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

2. The “modified retrospective” method includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro-forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The Company adopted Statement 123R using the modified prospective method on January 1, 2005.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

(i)	Stock-Based Compensation (continued)

As permitted by Statement 123, the Company currently accounts for share-based payments to employees using Opinion 25’s intrinsic value method and generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method will have an impact on its results of operations in 2005. Had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 in the disclosure of pro-forma net income and earnings per share described below.

The Company has a Long-Term Omnibus Plan (the “Plan”) under which the Board of Directors may grant stock options and other stock-based awards to officers, directors and other key employees. The Plan allows the Company to issue up to 5.0 million shares in the form of common stock or stock options, but limits the issuance of common stock excluding stock options to no more than 2.75 million shares. At December 31, 2004, there were approximately 4.3 million shares available for grant under the Plan either through options or restricted stock of which 2.0 million shares are limited to common stock awards other than stock options. The Plan also limits outstanding awards to no more than 12% of outstanding common stock.

Stock options are granted under the Plan with an exercise price equal to the stock’s fair market value at the date of grant. All stock options granted have ten-year lives, contain vesting terms of one to five years from the date of grant and may have certain dividend equivalent and stock option “reload” rights. The “reload” rights allow for an option holder to receive new options each time existing options are exercised if the existing options are exercised under specific criteria provided for in the Plan. In January 2005, the Company offered to acquire the “reload” rights of existing stock options from the option holders by issuing them additional stock options that will vest 25% per year and be expensed over a four-year period beginning in 2005 in accordance with Statement 123(R). As a result of the offer, on January 18, 2005, the Company granted 771,645 options with an exercise price of $51.36, the fair value on the date of grant, and substantially all of the “reload” rights on existing stock options were cancelled.

Restricted stock granted under the Plan generally vests over a period of four years, although certain grants cliff-vest after eight years, but contain provisions that allow for accelerated vesting over a shorter term if certain performance criteria are met. Compensation expense is measured at the grant date and recognized ratably over the vesting period. The Company considers the likelihood of meeting the performance criteria in determining the amount to expense on a periodic basis. In general, such criteria have been met, thus expense is recognized at a rate commensurate with the actual vesting period. Restricted stock grants also have certain dividend rights under the Plan, which are expensed in a manner similar to the underlying stock.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

(i)	Stock-Based Compensation (continued)

The following table represents restricted stock granted in January 2005, 2004 and 2003, respectively, for each of the following performance years:

	2004	2003	2002
Fair value of stock at date of grant	$51.36	39.97	31.27

4-year vesting grant	246,375	219,787	232,758
8-year vesting grant	—	64,649	103,592

Total stock grants	246,375	284,436	336,350

The 4-year stock grants vest at the rate of 25% per year and the 8-year stock grants cliff-vest after eight years, but have the ability for accelerated vesting under the terms described above. Based upon restricted stock vesting in 2004, 2003 and 2002, the Company recorded compensation expense of $11.8 million, $7.5 million and $5.6 million, respectively, including the dividends vesting on restricted stock. During 2004, 2003 and 2002, the Company recorded compensation expense for dividend equivalents related to stock options of $2.2 million, $3.5 million and $3.2 million respectively, related to unexercised stock options. The Company also incurs stock based compensation related to fees paid to it Board of Directors, and non-exempt employee anniversaries.

The following table represents the assumptions used for the Black-Scholes option-pricing model for options granted in the respective year:

	2004	2003	2002
Per share weighted average fair value of stock options	$4.75	2.23	1.94
Expected dividend yield	4.0%	5.5%	6.8%
Risk-free interest rate	2.9%	2.2%	2.0%
Expected volatility	19.0%	16.0%	19.1%
Expected life in years	2.1	2.4	2.5

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

(i)	Stock-Based Compensation (continued)

The Company applies Opinion 25 in accounting for its Plan, and accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement 123, the Company’s net income for common stockholders would have been reduced to the pro-forma amounts indicated below (in thousands except per share data):

	2004	2003	2002
Net income for common stockholders as reported:	$127,694	126,614	107,666
Add: stock-based employee compensation expense included in reported net income	14,425	11,327	9,517
Deduct: total stock-based employee compensation expense determined under fair value based methods for all awards	21,067	15,455	13,470

Pro-forma net income	$121,052	122,486	103,713

Earnings per share:
Basic – as reported	$2.08	2.13	1.85

Basic – pro-forma	$1.98	2.06	1.78

Diluted – as reported	$2.08	2.12	1.84

Diluted – pro-forma	$1.97	2.05	1.77

(j)	Consolidation of Variable Interest Entities

In December 2003, the FASB issued Interpretation No. 46 (“FIN 46”) (revised December 2003 (“FIN 46R”)), “Consolidation of Variable Interest Entities”, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FIN 46, which was issued in January 2003. FIN 46R was applicable immediately to a variable interest entity created after January 31, 2003 and as of the first interim period ending after March 15, 2004 to those variable interest entities created before February 1, 2003 and not already consolidated under FIN 46 in previously issued financial statements. The Company did not create any variable interest entities after January 31, 2003. The Company has adopted FIN 46R, analyzed the applicability of this interpretation to its structures and determined that they are not party to any significant variable interest entities.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

(k)	Segment Reporting

The Company’s business is investing in retail shopping centers through direct ownership or through joint ventures. The Company actively manages its portfolio of retail shopping centers and may from time to time make decisions to sell lower performing properties, or developments not meeting its long-term investment objectives. The proceeds of sales are reinvested into higher quality retail shopping centers through acquisitions or new developments, which management believes will meet its planned rate of return. It is management’s intent that all retail shopping centers will be owned or developed for investment purposes. The Company’s revenue and net income are generated from the operation of its investment portfolio. The Company also earns incidental fees from third parties for services provided to manage and lease retail shopping centers owned through joint ventures.

The Company’s portfolio is located throughout the United States; however, management does not distinguish or group its operations on a geographical basis for purposes of allocating resources or measuring performance. The Company reviews operating and financial data for each property on an individual basis, therefore, the Company defines an operating segment as its individual properties. No individual property constitutes more than 10% of the Company’s combined revenue, net income or assets, and thus the individual properties have been aggregated into one reportable segment based upon their similarities with regard to both the nature of the centers, tenants and operational processes, as well as long-term average financial performance. In addition, no single tenant accounts for 10% or more of revenue and none of the shopping centers are located outside the United States.

(l)	Derivative Financial Instruments

The Company adopted SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 149 (“Statement 133”) on January 1, 2001. Statement 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company’s use of derivative financial instruments is normally to mitigate its interest rate risk on a related financial instrument or forecasted transaction through the use of interest rate swaps or rate locks.

Statement 133 requires that changes in fair value of derivatives that qualify as cash flow hedges be recognized in other comprehensive income (“OCI”) while the ineffective portion of the derivative’s change in fair value be recognized immediately in earnings. Upon the settlement of a hedge, gains and losses associated with the transaction are recorded in OCI and amortized over the underlying term of the hedge transaction. Historically all of the Company’s derivative instruments qualify for hedge accounting.

To determine the fair value of derivative instruments, the Company uses standard market conventions and techniques such as discounted cash flow analysis, option pricing models and termination costs at each balance sheet date. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

(m)	Financial Instruments with Characteristics of Both Liabilities and Equity

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“Statement 150”). Statement 150 affects the accounting for certain financial instruments, which requires companies having consolidated entities with specified termination dates to treat minority owners’ interests in such entities as liabilities in an amount based on the fair value of the entities. Although Statement 150 was originally effective July 1, 2003, the FASB has indefinitely deferred certain provisions related to classification and measurement requirements for mandatorily redeemable financial instruments that become subject to Statement 150 solely as a result of consolidation, including minority interests of entities with specified termination dates. As a result, Statement 150 has no impact on the Company’s consolidated statements of operations for the year ended December 31, 2004.

At December 31, 2004, the Company held a majority interest in two consolidated entities with specified termination dates of 2017 and 2049. The minority owners’ interests in these entities are to be settled upon termination by distribution or transfer of either cash or specific assets of the underlying entities. The estimated fair value of minority interests in entities with specified termination dates was approximately $5.1 million at December 31, 2004 as compared to their carrying value of $851,088. The Company has no other financial instruments that are affected by Statement 150.

(n)	Reclassifications

Certain reclassifications have been made to the 2003 and 2002 amounts to conform to classifications adopted in 2004.

2.	Real Estate Investments

During 2004, the Company acquired five operating properties from third parties for $164.4 million. The purchase price included the assumption of $61.7 million in debt, the issuance of 920,562 exchangeable operating partnership units valued at $38.4 million, and cash. During 2003, the Company acquired four operating properties from third parties for $75.4 million. The Company also acquired a redevelopment property for $26.4 million. In accordance with Statement 141, acquired lease intangible assets of $6.3 million and $7.9 million for in-place leases were recorded for the acquisitions in 2004 and 2003, respectively. The acquisitions were accounted for as purchases and the results of their operations are included in the consolidated financial statements from the respective dates of acquisition, and neither was considered significant to the Company’s operations in the current or preceding periods.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

3.	Discontinued Operations

All of the amounts described in the following paragraph have been reclassified from the previously filed consolidated financial statements to reflect the reclassification to discontinued operations for dispositions or properties held for sale through March 31, 2005. During the three months ended March 31, 2005, the Company sold one property for net proceeds of $27.8 million which had not been classified as held for sale at December 31, 2004 because completion of the sale was not yet considered probable. On March 31, 2005, the Company reclassified two properties as held for sale which were subsequently sold for net proceeds of $16.7 million. During 2004, the Company sold 100% of its interest in 17 properties for net proceeds of $130.5 million. The combined operating income from these properties and from properties held for sale including related gains are included in discontinued operations.

In accordance with Statement 144, the Company is reclassifying the operations of the properties sold or held for sale during the three months ended March 31, 2005 from continuing operations into discontinued operations for the years ended December 31, 2004, 2003 and 2002 in the consolidated statements of operations. The reclassified amounts for 2004, 2003 and 2002 are approximately $841,000, $271,000 and $355,000, respectively.

After the effects of the above reclassification, the revenues from properties in discontinued operations were $12.1 million, $25.1 million and $50.7 million for the years ended December 31, 2004, 2003 and 2002, respectively. The operating income from these properties was $5.0 million, $8.9 million and $22.0 million for the years ended December 31, 2004, 2003 and 2002, respectively. Operating income and gains on sales included in discontinued operations are shown net of minority interest of exchangeable operating partnership units totaling $451,407, $566,106 and $965,503 for the years ended December 31, 2004, 2003 and 2002, respectively.

4.	Investments in Real Estate Partnerships

The Company accounts for all investments in which it owns 50% or less and does not have a controlling financial interest using the equity method. The Company’s combined investment in these partnerships was $179.7 million and $140.5 million at December 31, 2004 and 2003, respectively. Any difference between the carrying amount of these investments and the underlying equity in net assets is amortized to equity in income of investments in real estate partnerships over the depreciable lives of the properties and other intangible assets which range in lives from 10 to 40 years. Net income, which includes all operating results, as well as gains and losses on sales of properties within the joint ventures, is allocated to the Company in accordance with the respective partnership agreements. Such allocations of net income are recorded in equity in income of investments in real estate partnerships in the accompanying consolidated statements of operations. Investments in real estate partnerships are primarily comprised of joint ventures where Regency invests with three co-investment partners, as further described below. In addition to earning its pro-rata share of net income in each of the partnerships, these co-investment partners pay the Company fees for asset management, property management, and acquisition and disposition services. During 2004, 2003 and 2002, the Company received fees from these joint ventures of $9.3 million, $5.6 million, and $3.5 million, respectively.

The Company co-invests with the Oregon Public Employees Retirement Fund in three joint ventures (collectively “Columbia”) in which it has ownership interests of 20% or 30%. As of December 31, 2004, Columbia owned 18 shopping centers, had total assets of $496.9 million, and net income of $23.8 million. The Company’s share of Columbia’s total assets and net income was $111.5 million and $4.1 million, respectively. During 2004, Columbia acquired eight shopping centers from unrelated parties for a purchase price of $250.8 million. The Company contributed $31.9 million for its proportionate share of the purchase price. Columbia sold three shopping centers during 2004 for $74.0 million to unrelated parties with a gain of $10.0 million. During 2003, Columbia acquired two shopping centers for $39.1 million from unrelated parties and sold one shopping center to an unrelated party for $46.2 million with a gain of $9.3 million. There were no properties sold by Columbia during 2002.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

4.	Investments in Real Estate Partnerships (continued)

The Company co-invests with Macquarie CountryWide Trust of Australia (“MCW”), in two joint ventures (collectively, “MCWR”) in which it has an ownership interest of 25%. As of December 31, 2004, MCWR owned 51 shopping centers, had total assets of $734.6 million, and net income of $12.1 million. Regency’s share of MCWR’s total assets and net income was $183.6 million and $3.5 million, respectively. During 2004, MCWR acquired 23 shopping centers from unrelated parties for a purchase price of $274.5 million. The Company contributed $34.8 million for its proportionate share of the purchase price. In addition, MCWR acquired three properties from the Company valued at $69.7 million, for which it received cash of $63.7 million. MCWR sold one shopping center during 2004 to an unrelated party for $12.8 million with a gain of $190,559.

During 2003, MCWR acquired 12 shopping centers from the Company valued at $232.9 million, for which it received cash of $79.4 million, and short-term notes receivable of $95.3 million. MCWR repaid the notes during 2003 and 2004. During 2003, MCWR sold two shopping centers to third parties for $20.1 million. There were no properties sold by MCWR during 2002.

On February 14, 2005, Regency and MCW entered into a contract with CalPERS/First Washington to acquire 101 shopping centers operating in 17 states, located primarily in the Washington D.C./Baltimore metro area as well as northern and southern California (“FW Portfolio”). The contract purchase price is $2.74 billion. The portfolio of shopping centers will be owned in a new joint venture (“MCWR II”) between Regency and MCW in which the Company will have an ownership interest of 35%. The acquisition is expected to close during the second quarter of 2005. The Company expects to account for its investment in the venture as an unconsolidated investment in real estate partnerships. The Company has executed a bank commitment to provide the financing for its share of the purchase price discussed further in note 6.

In December 2004, the Company formed a new joint venture with the California State Teachers’ Retirement System (“RegCal”) in which it has a 25% ownership interest. As of December 31, 2004, RegCal owned four shopping centers, had total assets of $126.4 million, and net income of $70,608. Regency’s share of RegCal’s total assets and net income was $31.6 million and $17,652, at December 31, 2004, respectively. During 2004, RegCal acquired four properties from the Company valued at $124.5 million, assumed debt of $34.8 million and the Company received net proceeds of $73.9 million.

Recognition of gains from sales to joint ventures is recorded on only that portion of the sales not attributable to the Company’s ownership interest. The gains and operations are not recorded as discontinued operations because of Regency’s continuing involvement in these shopping centers. Columbia, MCWR and RegCal intend to continue to acquire retail shopping centers, some of which they may acquire directly from the Company. For those properties acquired from third parties, the Company is required to contribute its pro-rata share of the purchase price to the partnerships.

With the exception of Columbia, MCWR, and RegCal, all of which intend to continue expanding their investments in shopping centers, the investments in real estate partnerships represent single asset entities formed for the purpose of developing and owning retail shopping centers.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

4.	Investments in Real Estate Partnerships (continued)

On November 30, 2004, the Company sold a 50% interest in Valleydale, LLC, a single asset entity, to an affiliate of Publix Supermarkets for $12.8 million and transferred its residual 50% investment interest to unconsolidated investments in real estate partnerships.

In August 2004, Regency sold its membership interest in the Hermosa Venture 2002, LLC to the partner. In March 2004, the only two shopping centers owned by the OTR/Regency Texas Realty Holdings, L.P., an unconsolidated joint venture in which Regency had a 30% equity interest, were sold to an unrelated party for $28.3 million, resulting in a gain of $8.2 million. The Company received $17.2 million, which represents a $4.3 million distribution for the Company’s 30% equity interest and $12.9 million for the repayment of a loan. The Company recognized a $1.2 million gain included in equity in income of investments in real estate partnerships in the accompanying consolidated statements of operations. The Company has no remaining investment or commitment in either of these two joint ventures.

The Company’s investments in real estate partnerships as of December 31, 2004 and 2003 consist of the following (in thousands):

	Ownership	2004	2003
Macquarie CountryWide-Regency (MCWR)	25%	$65,134	30,347
Macquarie CountryWide Direct (MCWR)	25%	8,001	8,724
Columbia Regency Retail Partners (Columbia)	20%	41,380	40,267
Cameron Village LLC (Columbia)	30%	21,612	—
Columbia Regency Partners II (Columbia)	20%	3,107	—
RegCal, LLC (RegCal)	25%	13,232	—
Other investments in real estate partnerships	27% - 50%	27,211	61,158

Investments in Real Estate Partnerships		$179,677	140,496

Summarized financial information for the unconsolidated investments on a combined basis, is as follows (in thousands):

	December 31, 2004	December 31, 2003
Balance Sheet:
Investment in real estate, net	$1,325,850	727,530
Acquired lease intangibles, net	74,261	45,252
Other assets	39,506	39,408

Total assets	$1,439,617	812,190

Notes payable	$665,517	322,238
Other liabilities	24,471	14,102
Partners’ equity	749,629	475,850

Total liabilities and equity	$1,439,617	812,190

Unconsolidated investments in real estate partnerships had notes payable of $665.5 million as of December 31, 2004 and the Company’s proportionate share of these loans was $168.1 million. The Company does not guarantee any debt of these partnerships and is responsible for only its pro-rata share based upon its ownership percentage.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

4.	Investments in Real Estate Partnerships (continued)

The revenues and expenses for the unconsolidated investments on a combined basis are summarized as follows for the years ended December 31, 2004, 2003 and 2002 (in thousands):

	2004	2003	2002
Statements of Operations:
Total revenues	$110,939	76,157	42,073
Total expenses	82,127	50,315	25,151
Gain on sale of real estate	18,977	13,760	3,844

Net income	$47,789	39,602	20,766

5.	Acquired Lease Intangibles:

Acquired lease intangible assets are net of accumulated amortization of $2.6 million and $405,327 at December 31, 2004 and 2003, respectively. These assets have a remaining weighted average amortization period of six years. The aggregate amortization expense from acquired leases was $2.2 million, $368,231 and $37,096 for the years ended December 31, 2004, 2003 and 2002, respectively. Acquired lease intangible liabilities are net of previously accreted minimum rent of $1.9 million and $953,964 at December 31, 2004 and 2003, respectively and have a remaining weighted average amortization period of six years.

The estimated aggregate amortization and accretion amounts from acquired lease intangibles for each of the next five years are as follows (in thousands):

Year Ending December 31,	Amortization Expense	Minimum Rent
2005	$3,569	954
2006	3,569	954
2007	2,404	954
2008	1,070	954
2009	981	954

6.	Notes Payable and Unsecured Line of Credit

The Company’s outstanding debt at December 31, 2004 and 2003 consists of the following (in thousands):

	2004	2003
Notes Payable:
Fixed rate mortgage loans	$275,726	217,001
Variable rate mortgage loans	68,418	41,629
Fixed rate unsecured loans	948,946	999,147

Total notes payable	1,293,090	1,257,777
Unsecured line of credit	200,000	195,000

Total	$1,493,090	1,452,777

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

6.	Notes Payable and Unsecured Line of Credit (continued)

On April 1, 2004, RCLP completed the sale of $150 million of ten-year senior unsecured notes. The 4.95% notes are due April 15, 2014 and were priced at 99.747% to yield 4.982%. The proceeds of the offering were used to partially repay the $200 million of 7.4% notes maturing on April 1, 2004 and the remaining balance due was funded from the unsecured line of credit. As a result of two forward-starting interest rate swaps totaling $144.2 million initiated in 2003 in anticipation of this transaction, the effective interest rate is 5.47%. On March 31, 2004, the interest rate swaps were settled for $5.7 million, which is recorded in OCI and will be amortized over the ten-year term of the notes to interest expense. The swaps qualified for hedge accounting under Statement 133; therefore, the change in fair value and its settlement was recorded in OCI.

On March 26, 2004, the Company closed on the amended and restated unsecured revolving line of credit (the “Line”). Under the new agreement, the Company reduced the Line commitment from $600 million to $500 million. The Line has a three-year term with a one-year extension option at an interest rate of LIBOR plus ..75% which is a reduction of 10 basis points from the prior agreement. At December 31, 2004, the balance on the Line was $200 million. Interest rates paid on the Line, which are based on LIBOR plus .75%, were 3.1875% at December 31, 2004 and LIBOR plus .85% or 1.975% at December 31, 2003. The spread paid on the Line is dependent upon the Company maintaining specific investment-grade ratings. The Company is also required to comply, and is in compliance, with certain financial covenants such as Minimum Net Worth, Total Liabilities to Gross Asset Value (“GAV”) and Secured Indebtedness to GAV and other covenants customary with this type of unsecured financing. The Line is used primarily to finance the development of real estate, but is also available for general working-capital purposes.

On February 15, 2005, the Company executed a commitment letter related to the Line which will temporarily modify certain Line covenants related to borrowing capacity and leverage, and will also add a temporary bridge loan for $275 million (“Bridge Commitment”). The temporary modifications will expire and the Bridge Commitment will mature nine months after the closing of the FW Portfolio into MCWR II. The Bridge Commitment combined with existing borrowing capacity under the Line will provide sufficient cash for Regency’s equity investment into MCWR II. These borrowings will raise the Company’s debt to assets leverage ratio above current levels, which could exceed currently allowable Line covenants. The temporary modification to the leverage covenant is intended to keep Regency from defaulting on the Line during the term that the Bridge Commitment is outstanding. The Company intends to payoff the Bridge Commitment within the nine month term through a combination of issuing equity and selling shopping centers under our capital recycling program.

Mortgage loans are secured by certain real estate properties and may be prepaid, but could be subject to a yield-maintenance premium. Mortgage loans are generally due in monthly installments of interest and principal and mature over various terms through 2017. Variable interest rates on mortgage loans are currently based on LIBOR plus a spread in a range of 125 to 150 basis points. Fixed interest rates on mortgage loans range from 5.01% to 9.50%.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

6.	Notes Payable and Unsecured Line of Credit (continued)

The fair value of the Company’s notes payable and Line are estimated based on the current rates available to the Company for debt of the same remaining maturities. Notes payable with variable interest rates and the Line are considered to be at fair value, since the interest rates on such instruments reprice based on current market conditions. Fixed rate loans assumed in connection with real estate acquisitions are recorded in the accompanying financial statements at fair value.

Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of long-term debt is $1.6 billion.

As of December 31, 2004, scheduled principal repayments on notes payable and the Line were as follows (in thousands):

Scheduled Payments by Year	Scheduled Principal Payments	Term Loan Maturities	Total Payments
2005	$4,042	176,175	180,217
2006	3,775	21,083	24,858
2007 (includes the Line)	3,542	262,255	265,797
2008	3,388	19,617	23,005
2009	3,458	53,089	56,547
Beyond 5 Years	17,795	921,338	939,133
Unamortized debt premiums	—	3,533	3,533

Total	$36,000	1,457,090	1,493,090

7.	Derivative Financial Instruments

The Company is exposed to capital market risk, such as changes in interest rates. In order to manage the volatility relating to interest rate risk, the Company may enter into interest rate hedging arrangements from time to time. The Company does not utilize derivative financial instruments for trading or speculative purposes.

During 2003, the Company entered into two forward-starting interest rate swaps of $96.5 million and $47.7 million. The Company designated the $144.2 million swaps as cash flow hedges to fix the rate on a refinancing in April 2004. On March 31, 2004, the Company settled the swaps with a payment to the counter-party for $5.7 million. The swaps qualify for hedge accounting under Statement 133, therefore the losses associated with the swaps have been included in OCI. The unamortized balance of OCI is being amortized over the ten year term of the loan hedged as additional interest expense.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

8.	Stockholders’ Equity and Minority Interest

(a)	Preferred Stock

On August 31, 2004, the Company received proceeds from a $125 million offering of 5 million depositary shares representing 500,000 shares of Series 4 Cumulative Redeemable Preferred Stock. The depositary shares are perpetual preferred stock, not convertible into common stock of the Company, are redeemable at par upon Regency’s election on or after August 31, 2009, pay a 7.25% annual dividend, and have a liquidation value of $25 per depositary share. The proceeds from this offering were used to redeem $85 million of Series B 8.75% Preferred Units and $40 million of Series C 9.0% Preferred Units.

On April 3, 2003, the Company received proceeds from a $75 million offering of 3 million, depositary shares representing 300,000 shares of Series 3 Cumulative Redeemable Preferred Stock. The depositary shares are perpetual preferred stock, are not convertible into common stock of the Company, are redeemable at par upon Regency’s election on or after April 3, 2008, pay a 7.45% annual dividend, and have a liquidation value of $25 per depositary share.

The terms of the Series 3 and Series 4 Preferred Stock do not contain any unconditional obligations that would require the Company to redeem the securities at any time or for any purpose.

During 2003, the holder of the Series 2 preferred stock converted all of its remaining 450,400 preferred shares into common stock at a conversion ratio of 1:1.

(b)	Common Stock

On August 24, 2004, the Company sold 1.5 million shares of common stock in an underwritten public offering and the net proceeds of approximately $67 million were used to reduce the balance of the Line.

On August 18, 2003, the Company issued 3.6 million shares of common stock at $35.96 per share in an underwritten public offering. The net proceeds of $123.5 million were used to redeem the $80 million Series A Preferred Units and the remainder was used to reduce the balance of the Line.

Prior to June 24, 2003, Security Capital Group Inc. owned 34,273,236 shares, representing 56.6% of Regency’s outstanding common stock. On June 24, 2003 Security Capital (1) sold Regency common stock through (a) an underwritten public offering and (b) the sale of 4,606,880 shares to Regency at the public offering price of $32.56 per share and (2) agreed to sell the balance of its Regency shares pursuant to forward sales contracts with underwriters. Security Capital settled all of the forward sales contracts in September and December 2003, and as a result, Security Capital no longer owns any Regency shares. Security Capital terminated its Stockholders Agreement with Regency on June 24, 2003 and is now subject to the same 7% ownership limit in Regency’s articles of incorporation that applies to other shareholders.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

(c)	Preferred Units

The Company, through RCLP, has issued Cumulative Redeemable Preferred Units (“Preferred Units”) in various amounts since 1998. The issues were sold primarily to institutional investors in private placements for $100 per unit. The Preferred Units, which may be called by RCLP at par after certain dates, have no stated maturity or mandatory redemption, and pay a cumulative, quarterly dividend at fixed rates. At any time after ten years from the date of issuance, the Preferred Units may be exchanged by the holder for Cumulative Redeemable Preferred Stock (“Preferred Stock”) at an exchange rate of one share for one unit. The Preferred Units and the related Preferred Stock are not convertible into common stock of the Company. At December 31, 2004 and 2003, the face value of total Preferred Units issued was $104 million and $229 million with an average fixed distribution rate of 8.13% and 8.88%, respectively.

On November 11, 2004, the Company renegotiated the distribution rate on the $50 million Series D Preferred Units from 9.125% to 7.45%. On September 3, 2004, the Company redeemed $85 million of Series B 8.75% Preferred Units and $40 million of Series C 9.0% Preferred Units from proceeds of the Series 4 Preferred stock offering described above. At the time of the redemptions, $3.2 million of previously deferred costs related to the original preferred units’ issuance were recognized in the consolidated statements of operations as a component of minority interest of preferred units.

During 2003, the Company redeemed $80 million of Series A 8.125% Preferred Units, which was funded from proceeds from the stock offering completed on August 18, 2003 and described above. At the time of the redemption, $1.2 million of costs related to the preferred units were recognized in the consolidated statements of operations as a component of minority interest of preferred units. Also during 2003, the Company redeemed $35 million of Series C 9% Preferred Units and $40 million of Series E 8.75% Preferred Units. The redemptions were portions of each series and the Company paid a 1% premium on the face value of the redeemed units totaling $750,000. At the time of redemption, the premium and $1.9 million of previously deferred costs related to their original issuance were recognized in the consolidated statements of operations as a component of minority interest of preferred units. The redemption of the Series C and E units was funded from proceeds from the Line.

Terms and conditions of the Preferred Units outstanding as of December 31, 2004 are summarized as follows:

Series	Units Outstanding	Issue Price	Amount Outstanding	Distribution Rate	Callable by Company	Exchangeable by Unit holder
Series D	500,000	$100.00	$50,000,000	7.450%	09/29/09	01/01/14
Series E	300,000	$100.00	30,000,000	8.750%	05/25/05	05/25/10
Series F	240,000	$100.00	24,000,000	8.750%	09/08/05	09/08/10

	1,040,000		$104,000,000

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

9.	Earnings per Share

The following summarizes the calculation of basic and diluted earnings per share for the three years ended December 31, 2004, 2003 and 2002, respectively. Amounts have been reclassified from the previously filed consolidated financial statements to reflect the reclassification to discontinued operations for dispositions or properties held for sale through March 31, 2005. (in thousands except per share data):

	2004	2003	2002
Numerator:
Income from continuing operations	$112,468	105,914	72,401
Discontinued operations	23,859	24,875	38,123

Net income	136,327	130,789	110,524
Less: Preferred stock dividends	8,633	4,175	2,858

Net income for common stockholders – basic	127,694	126,614	107,666
Add: Convertible Preferred stock dividends	—	—	582
Add: Minority interest of exchangeable operating partnership units – continuing operations	—	2,478	1,831
Add: Minority interest of exchangeable operating partnership units – discontinued operations	—	566	966

Net income for common stockholders – diluted	$127,694	129,658	111,045

Denominator:
Weighted average common shares outstanding for basic EPS	61,264	59,411	58,193
Exchangeable operating partnership units	—	1,436	1,523
Incremental shares to be issued under common stock options using the Treasury method	217	395	378
Convertible series 2 preferred stock	—	—	344

Weighted average common shares outstanding for diluted EPS	61,481	61,242	60,438

Income per common share – basic
Income from continuing operations	$1.69	1.71	1.19
Discontinued operations	0.39	0.42	0.66

Net income for common stockholders per share	$2.08	2.13	1.85

Income per common share – diluted
Income from continuing operations	$1.69	1.70	1.19
Discontinued operations	0.39	0.42	0.65

Net income for common stockholders per share	$2.08	2.12	1.84

In 2004, the exchangeable operating partnership units were anti-dilutive to EPS, therefore, the units and the related minority interest of exchangeable operating partnership units are excluded from the calculation of EPS.

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

10.	Stock Option Plan

Under the Plan, the Company may grant stock options to its officers, directors and other key employees. Options are granted at fair market value on the date of grant, vest 25% per year, and expire after ten years. Stock option grants also receive dividend equivalents for a specified period of time equal to the Company’s dividend yield less the average dividend yield of the S&P 500 as of the grant date. Dividend equivalents are funded in Regency common stock, and vest at the same rate as the options upon which they are based.

The following table reports stock option activity during the periods indicated:

	Number of Shares	Weighted Average Exercise Price
Outstanding, December 31, 2001	3,682,962	$23.94

Granted	1,710,093	30.19
Forfeited	(177,819)	24.07
Exercised	(2,117,376)	23.68

Outstanding, December 31, 2002	3,097,860	27.47

Granted	1,622,143	34.97
Forfeited	(7,789)	22.95
Exercised	(2,215,924)	27.73

Outstanding, December 31, 2003	2,496,290	32.13

Granted	1,904,373	45.89
Forfeited	(6,493)	28.63
Exercised	(2,719,007)	34.27

Outstanding, December 31, 2004	1,675,163	$44.32

The following table presents information regarding all options outstanding at December 31, 2004:

Number of Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Range of Exercise Prices	Weighted Average Exercise Price
101,984	5.86	$19.81 – 29.45	$25.05
603,650	4.58	29.90 – 44.40	39.53
969,529	4.18	44.94 – 54.52	49.32

1,675,163	4.43	$19.81 – 54.52	$44.32

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

10.	Stock Option Plan (continued)

The following table presents information regarding options currently exercisable at December 31, 2004:

Number of Options Exercisable	Range of Exercise Prices	Weighted Average Exercise Price
57,882	$19.81 – 29.45	$24.30
588,650	29.90 – 44.40	39.78
969,529	44.94 – 54.52	49.32

1,616,061	$19.81 – 54.52	$44.95

11.	Operating Leases

The Company’s properties are leased to tenants under operating leases with expiration dates extending to the year 2031. Future minimum rents under noncancelable operating leases as of December 31, 2004, excluding tenant reimbursements of operating expenses and excluding additional contingent rentals based on tenants’ sales volume are as follows (in thousands):

Year Ending December 31,	Amount
2005	$283,876
2006	266,018
2007	232,843
2008	198,000
2009	159,719
Thereafter	1,041,260

Total	$2,181,716

The shopping centers’ tenant base includes primarily national and regional supermarkets, drug stores, discount department stores and other retailers and, consequently, the credit risk is concentrated in the retail industry. There were no tenants that individually represented 10% or more of the Company’s combined minimum rent.

The Company has shopping centers that are subject to non-cancelable long-term ground leases where a third party owns and has leased the underlying land to Regency to construct and/or operate a shopping center. In addition, the Company has non-cancelable operating leases pertaining to office space where it conducts its business. The following table summarizes the obligations under non-cancelable operating leases as of December 31, 2004 (in thousands):

Year Ending December 31,	Amount
2005	$2,944
2006	2,791
2007	1,814
2008	1,339
2009	998

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

12.	Contingencies

The Company is involved in litigation on a number of matters and is subject to certain claims which arise in the normal course of business, none of which, in the opinion of management, is expected to have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

13.	Market and Dividend Information (Unaudited)

The Company’s common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “REG”. The Company currently has approximately 18,000 shareholders. The following table sets forth the high and low prices and the cash dividends declared on the Company’s common stock by quarter for 2004 and 2003:

	2004			2003
Quarter Ended	High Price	Low Price	Cash Dividends Declared	High Price	Low Price	Cash Dividends Declared
March 31	$46.73	38.90	.53	33.53	30.40	.52
June 30	47.35	34.52	.53	35.72	32.41	.52
September 30	47.70	41.98	.53	36.95	34.09	.52
December 31	55.40	46.03	.53	40.43	35.56	.52

Regency Centers Corporation

Notes to Consolidated Financial Statements

December 31, 2004

14.	Summary of Quarterly Financial Data (Unaudited)

Presented below is a summary of the consolidated quarterly financial data for the years ended December 31, 2004 and 2003. Amounts have been reclassified from the previously filed consolidated financial statements to reflect the reclassification to discontinued operations for dispositions or properties held for sale through March 31, 2005. (in thousands except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2004:
Revenues as originally reported	$95,810	95,935	98,991	107,024
Reclassified to discontinued operations	(3,357)	(3,059)	(974)	(691)

Adjusted revenues	$92,453	92,876	98,017	106,333

Net income for common stockholders	$21,420	25,059	35,569	45,646

Net income per share:
Basic	$.36	.41	.58	.73

Diluted	$.35	.41	.58	.73

2003:
Revenues as originally reported	$95,119	94,041	94,847	99,226
Reclassified to discontinued operations	(6,875)	(5,827)	(5,284)	(4,107)

Adjusted revenues	$88,244	88,214	89,563	95,119

Net income for common stockholders	$17,924	25,632	29,769	53,289

Net income per share:
Basic	$.30	.43	.52	.89

Diluted	$.30	.42	.51	.89

REGENCY CENTERS CORPORATION

Combined Real Estate and Accumulated Depreciation

December 31, 2004

	Initial Cost		Cost Capitalized Subsequent to Acquisition (a)	Total Cost				Accumulated Depreciation	Total Cost Net of Accumulated Depreciation	Mortgages
	Land	Building & Improvements		Land	Building & Improvements	Properties held for Sale	Total
ALDEN BRIDGE	12,937	10,146	1,902	13,810	11,175	—	24,985	1,311	23,674	10,105
ANTHEM MARKETPLACE	6,846	13,563	(111)	6,846	13,452	—	20,298	596	19,702	14,870
ASHBURN FARM MARKET CENTER	9,869	4,747	(11)	9,835	4,770	—	14,605	791	13,814	—
ASHFORD PLACE	2,804	9,944	(399)	2,584	9,765	—	12,349	2,577	9,772	3,883
AVENTURA SHOPPING CENTER	2,751	9,318	961	2,751	10,279	—	13,030	5,262	7,768	—
BECKETT COMMONS	1,625	5,845	4,839	1,625	10,684	—	12,309	1,486	10,823	—
BELLEVIEW SQUARE	8,132	8,610	8	8,132	8,618	—	16,750	192	16,558	9,894
BENEVA VILLAGE SHOPS	2,484	8,851	887	2,484	9,738	—	12,222	1,596	10,626	—
BERKSHIRE COMMONS	2,295	8,151	281	2,295	8,432	—	10,727	2,529	8,198	—
BETHANY PARK PLACE	4,605	5,792	(230)	4,290	5,877	—	10,167	1,864	8,303	—
BLOOMINGDALE	3,862	14,101	615	3,862	14,716	—	18,578	2,746	15,832	—
BLOSSOM VALLEY	7,804	10,321	419	7,804	10,740	—	18,544	1,623	16,921	—
BOLTON PLAZA	2,660	6,209	1,821	2,635	8,055	—	10,690	2,448	8,242	—
BOULEVARD CENTER	3,659	9,658	661	3,659	10,319	—	13,978	1,607	12,371	—
BOYNTON LAKES PLAZA	2,783	10,043	1,376	2,783	11,419	—	14,202	2,089	12,113	—
BRIARCLIFF LA VISTA	694	2,463	775	694	3,238	—	3,932	1,166	2,766	—
BRIARCLIFF VILLAGE	4,597	16,304	8,125	4,597	24,429	—	29,026	6,185	22,841	12,069
BUCKHEAD COURT	1,738	6,163	1,778	1,628	8,051	—	9,679	2,052	7,627	—
BUCKLEY SQUARE	2,970	5,126	376	2,970	5,502	—	8,472	1,003	7,469	—
CAMBRIDGE SQUARE SHOPPING CTR	792	2,916	1,391	792	4,307	—	5,099	949	4,150	—
CARMEL COMMONS	2,466	8,903	3,538	2,466	12,441	—	14,907	2,367	12,540	—
CARRIAGE GATE	741	2,495	1,872	741	4,367	—	5,108	1,859	3,249	—
CASA LINDA PLAZA	4,515	30,809	640	4,515	31,449	—	35,964	4,780	31,184	—
CENTERPLACE OF GREELEY	378	—	—	378	—	—	378	—	378	—
CHAMPIONS FOREST	2,666	8,679	(20)	2,584	8,741	—	11,325	1,358	9,967	—
CHASEWOOD PLAZA	1,675	11,391	12,153	4,612	20,607	—	25,219	5,998	19,221	—
CHERRY GROVE	3,533	12,710	2,472	3,533	15,182	—	18,715	2,629	16,086	—
CHESHIRE STATION	10,182	8,443	(421)	9,896	8,308	—	18,204	1,528	16,676	—
COCHRAN’S CROSSING	13,154	10,066	2,194	13,154	12,260	—	25,414	1,377	24,037	—
COOPER STREET	2,079	10,682	84	2,079	10,766	—	12,845	1,605	11,240	—
COSTA VERDE	12,740	25,261	473	12,740	25,734	—	38,474	5,165	33,309	—
COURTYARD SHOPPING CENTER	1,762	4,187	(82)	5,867	—	—	5,867	—	5,867	—
CROMWELL SQUARE	1,772	6,285	507	1,772	6,792	—	8,564	1,702	6,862	—
CUMMING 400	2,375	8,421	1,277	2,375	9,698	—	12,073	2,301	9,772	—
DELK SPECTRUM	2,985	11,049	338	2,985	11,387	—	14,372	2,054	12,318	—
DIABLO PLAZA	5,300	7,536	425	5,300	7,961	—	13,261	1,317	11,944	—
DICKSON TN	675	1,568	—	675	1,568		2,243	204	2,039
DUNWOODY HALL	1,819	6,451	5,705	2,529	11,446	—	13,975	2,488	11,487	—
DUNWOODY VILLAGE	2,326	7,216	8,425	3,336	14,631	—	17,967	2,911	15,056	—
EAST POINTE	1,868	6,743	172	1,730	7,053	—	8,783	1,495	7,288	4,316
EAST PORT PLAZA	3,257	11,611	(1,718)	3,257	9,893	—	13,150	996	12,154	—
EAST TOWNE SHOPPING CENTER	2,957	4,881	—	2,957	4,881	—	7,838	274	7,564	—
EL CAMINO	7,600	10,852	544	7,600	11,396	—	18,996	1,851	17,145	—
EL CERRITO PLAZA	2,109	—	—	2,109	—	—	2,109	—	2,109	—
EL NORTE PKWY PLAZA	2,834	6,332	745	2,834	7,077	—	9,911	1,108	8,803	—
ENCINA GRANDE	5,040	10,379	612	5,040	10,991	—	16,031	1,706	14,325	—
FENTON MARKETPLACE	3,020	10,153	(350)	2,615	10,208	—	12,823	882	11,941	—
FLEMING ISLAND	3,077	6,292	4,920	3,077	11,212	—	14,289	1,608	12,681	2,668
FOLSOM PRAIRIE CITY CROSSING	3,944	11,258	1,753	4,164	12,791	—	16,955	1,079	15,876	—
FORT BEND CENTER	6,966	4,197	(308)	6,690	4,165	—	10,855	522	10,333	—

REGENCY CENTERS CORPORATION

Combined Real Estate and Accumulated Depreciation

December 31, 2004

	Initial Cost		Cost Capitalized Subsequent to Acquisition (a)	Total Cost				Accumulated Depreciation	Total Cost Net of Accumulated Depreciation	Mortgages
	Land	Building & Improvements		Land	Building & Improvements	Properties held for Sale	Total
FRANKFORT CROSSING SHPG CTR	8,325	6,067	905	7,874	7,423	—	15,297	811	14,486	—
FRIARS MISSION	6,660	27,277	431	6,660	27,708	—	34,368	4,009	30,359	15,827
GARDEN SQUARE	2,074	7,615	608	2,136	8,161	—	10,297	1,568	8,729	—
GARNER	5,591	19,897	1,911	5,591	21,808	—	27,399	3,438	23,961	—
GATEWAY SHOPPING CENTER	51,719	4,545	73	51,765	4,572	—	56,337	153	56,184	22,615
GELSON’S WESTLAKE MARKET PLAZA	2,332	8,316	3,265	3,145	10,768	—	13,913	530	13,383	—
GILROY	18,735	31,679	—	18,735	31,679	—	50,414	788	49,626	49,000
GLENWOOD VILLAGE	1,194	4,235	709	1,194	4,944	—	6,138	1,251	4,887	—
GRANDE OAK	5,569	5,900	(609)	4,976	5,884		10,860	720	10,140
KROGER NEW ALBANY CENTER	2,770	6,379	1,231	3,844	6,536	—	10,380	1,431	8,949	7,479
HANCOCK	8,232	24,249	3,186	8,232	27,435	—	35,667	4,305	31,362	—
HARPETH VILLAGE FIELDSTONE	2,284	5,559	3,747	2,284	9,306	—	11,590	1,616	9,974	—
HERITAGE LAND	12,390	—	—	12,390	—	—	12,390	—	12,390	—
HERITAGE PLAZA	—	23,676	1,736	—	25,412	—	25,412	4,049	21,363	—
HERSHEY	7	807	1	7	808	—	815	83	732	—
HILLCREST VILLAGE	1,600	1,798	78	1,600	1,876	—	3,476	278	3,198	—
HILLTOP VILLAGE	3,867	5,036	—	3,867	5,036	—	8,903	398	8,505	—
HINSDALE	4,218	15,040	2,099	5,734	15,623	—	21,357	2,548	18,809	—
HYDE PARK	9,240	33,340	5,442	9,768	38,254	—	48,022	7,313	40,709	—
INGLEWOOD PLAZA	1,300	1,862	176	1,300	2,038	—	3,338	343	2,995	—
KELLER TOWN CENTER	2,294	12,239	424	2,294	12,663		14,957	1,816	13,141	—
KERNERSVILLE PLAZA	1,742	6,081	552	1,742	6,633	—	8,375	1,134	7,241	4,678
KINGSDALE SHOPPING CENTER	3,867	14,020	5,833	4,028	19,692	—	23,720	3,708	20,012	—
LAKE PINE PLAZA	2,008	6,909	641	2,008	7,550	—	9,558	1,297	8,261	5,274
LAKESHORE	1,618	5,371	312	1,618	5,683	—	7,301	1,037	6,264	3,285
LEBANON/LEGACY CENTER	3,906	7,391	—	3,906	7,391	—	11,297	557	10,740	—
LEETSDALE MARKETPLACE	3,420	9,934	128	3,420	10,062	—	13,482	1,510	11,972	—
LITTLETON SQUARE	2,030	8,255	125	2,030	8,380	—	10,410	1,239	9,171	—
LLOYD KING CENTER	1,779	8,855	229	1,779	9,084	—	10,863	1,430	9,433	—
LOEHMANNS PLAZA GEORGIA	3,982	14,118	1,264	3,982	15,382	—	19,364	3,955	15,409	—
LOEHMANNS PLAZA CALIFORNIA	5,420	8,679	406	5,420	9,085	—	14,505	1,494	13,011	—
MACARTHUR PARK REPURCHASE	1,930	—	—	1,930	—	—	1,930	—	1,930	—
MAINSTREET SQUARE	1,274	4,492	(850)	—	—	4,916	4,916	—	4,916	—
MARINERS VILLAGE	1,628	5,908	2,757	1,751	8,542	—	10,293	1,513	8,780	—
MARKET AT PRESTON FOREST	4,400	10,753	92	4,400	10,845	—	15,245	1,566	13,679	—
MARKET AT ROUND ROCK	2,000	9,676	158	2,000	9,834	—	11,834	1,500	10,334	6,507
MARKETPLACE ST PETE	1,287	4,663	636	1,287	5,299	—	6,586	1,275	5,311	—
MARTIN DOWNS VILLAGE CENTER	2,000	5,133	4,352	2,438	9,047	—	11,485	3,222	8,263	—
MARTIN DOWNS VILLAGE SHOPPES	700	1,208	3,643	817	4,734	—	5,551	1,444	4,107	—
MAXTOWN ROAD (NORTHGATE)	1,753	6,244	111	1,753	6,355	—	8,108	1,150	6,958	4,712
MAYNARD CROSSING	4,066	14,084	1,336	4,066	15,420	—	19,486	2,646	16,840	10,498
MCMINNVILLE MARKET CENTER	1,511	5,775	—	1,511	5,775	—	7,286	95	7,191
MEMORIAL BEND SHOPPING CENTER	3,256	11,547	2,660	3,366	14,097	—	17,463	3,853	13,610	6,517
MILLHOPPER	1,073	3,594	1,717	1,073	5,311	—	6,384	2,420	3,964	—
MOCKINGBIRD COMMON	3,000	9,676	458	3,000	10,134	—	13,134	1,662	11,472	—
MONUMENT JACKSON CREEK	2,999	6,476	12	2,999	6,488	—	9,487	1,369	8,118	—
MORNINGSIDE PLAZA	4,300	13,120	223	4,300	13,343	—	17,643	2,065	15,578	—
MURRAY LANDING	3,655	4,587	—	3,655	4,587	—	8,242	335	7,907
MURRAYHILL MARKETPLACE	2,600	15,753	2,086	2,670	17,769	—	20,439	2,954	17,485	9,000
NASHBORO	1,824	7,168	474	1,824	7,642	—	9,466	1,110	8,356	—

REGENCY CENTERS CORPORATION

Combined Real Estate and Accumulated Depreciation

December 31, 2004

	Initial Cost		Cost Capitalized Subsequent to Acquisition (a)	Total Cost				Accumulated Depreciation	Total Cost Net of Accumulated Depreciation	Mortgages
	Land	Building & Improvements		Land	Building & Improvements	Properties held for Sale	Total
NEWBERRY SQUARE	2,341	8,467	1,507	2,341	9,974	—	12,315	3,344	8,971	—
NEWLAND CENTER	12,500	12,221	(1,974)	12,500	10,247	—	22,747	2,148	20,599	—
NORTH HILLS	4,900	18,972	191	4,900	19,163	—	24,063	2,835	21,228	6,982
NORTHLAKE VILLAGE I	2,662	9,685	757	2,662	10,442	—	13,104	1,176	11,928	6,378
OAKBROOK PLAZA	4,000	6,366	172	4,000	6,538	—	10,538	1,174	9,364	—
OCEAN BREEZE	1,250	3,341	4,293	1,527	7,357	—	8,884	2,348	6,536	—
OLD ST AUGUSTINE PLAZA	2,047	7,355	1,576	2,107	8,871	—	10,978	2,264	8,714	—
PACES FERRY PLAZA	2,812	9,968	2,265	2,812	12,233	—	15,045	3,035	12,010	—
PALM TRAILS PLAZA	2,439	5,819	(142)	2,022	6,094	—	8,116	1,067	7,049	—
PANTHER CREEK	14,414	12,079	2,134	14,414	14,213	—	28,627	1,587	27,040	10,315
PARK PLACE SHOPPING CENTER	2,232	7,974	403	2,232	8,377	—	10,609	1,328	9,281	—
PASEO VILLAGE	2,550	7,780	562	2,559	8,333	—	10,892	1,385	9,507	—
PEACHLAND PROMENADE	1,285	5,144	309	1,285	5,453	—	6,738	1,575	5,163	—
PEARTREE VILLAGE	5,197	8,733	10,768	5,197	19,501	—	24,698	3,884	20,814	11,547
PHENIX CROSSING	1,544	—	—	1,544	—	—	1,544	—	1,544	—
PIKE CREEK	5,077	18,860	1,170	5,077	20,030	—	25,107	3,594	21,513	—
PIMA CROSSING	5,800	24,892	1,136	5,800	26,028	—	31,828	3,852	27,976	—
PINE LAKE VILLAGE	6,300	10,522	139	6,300	10,661	—	16,961	1,584	15,377	—
PINE TREE PLAZA	539	1,996	3,504	539	5,500	—	6,039	954	5,085	—
PLAZA HERMOSA	4,200	9,370	609	4,200	9,979	—	14,179	1,508	12,671	—
POWELL STREET PLAZA	8,248	29,279	226	8,248	29,505		37,753	2,250	35,503	—
POWERS FERRY SQUARE	3,608	12,791	4,499	3,608	17,290	—	20,898	4,278	16,620	—
POWERS FERRY VILLAGE	1,191	4,224	287	1,191	4,511	—	5,702	1,162	4,540	2,682
PRESTONBROOK	4,704	10,762	(2,704)	4,200	8,562	—	12,762	1,879	10,883	—
PRESTON PARK	6,400	46,896	2,652	6,400	49,548	—	55,948	7,276	48,672	—
PRESTONWOOD PARK	8,077	14,938	182	8,077	15,120	—	23,197	2,316	20,881	—
REGENCY COURT	3,571	12,664	(456)	3,571	12,208	—	15,779	1,159	14,620	—
REGENCY SQUARE BRANDON	578	18,157	10,505	4,770	24,470	—	29,240	10,695	18,545	—
RIVERMONT STATION	2,887	10,445	164	2,887	10,609	—	13,496	2,034	11,462	—
RONA PLAZA	1,500	4,356	72	1,500	4,428	—	5,928	649	5,279	—
RUSSELL RIDGE	2,153	—	6,695	2,215	6,633	—	8,848	1,739	7,109	5,900
SAMMAMISH HIGHLAND	9,300	7,553	136	9,300	7,689	—	16,989	1,174	15,815	—
SAN LEANDRO	1,300	7,891	225	1,300	8,116	—	9,416	1,286	8,130	—
SANTA ANA DOWNTOWN	4,240	7,319	837	4,240	8,156	—	12,396	1,406	10,990	—
SEQUOIA STATION	9,100	17,900	162	9,100	18,062	—	27,162	2,687	24,475	—
SHERWOOD CROSSROADS	2,731	3,612	1,692	2,731	5,304	—	8,035	388	7,647	—
SHERWOOD MARKET CENTER	3,475	15,898	92	3,475	15,990	—	19,465	2,489	16,976	—
SHILOH SPRINGS	4,968	7,859	4,461	5,739	11,549	—	17,288	3,733	13,555	—
SHOPPES AT MASON	1,577	5,358	64	1,577	5,422	—	6,999	949	6,050	3,458
SOUTH MOUNTAIN	934	—	—	934	—	—	934	—	934	—
SOUTH POINT PLAZA	5,000	10,086	144	5,000	10,230	—	15,230	1,539	13,691	—
SOUTHPOINT CROSSING	4,399	11,116	957	4,399	12,073	—	16,472	1,903	14,569	—
SOUTHCENTER	1,300	12,251	210	1,300	12,461	—	13,761	1,812	11,949	—
STARKE	71	1,674	9	71	1,683	—	1,754	170	1,584	—
STATLER SQUARE PHASE I	2,228	7,480	783	2,228	8,263	—	10,491	1,506	8,985	4,842
STERLING RIDGE	12,846	10,085	1,924	12,846	12,009	—	24,855	1,344	23,511	10,569
STRAWFLOWER VILLAGE	4,060	7,233	352	4,060	7,585	—	11,645	1,194	10,451	—
STROH RANCH	4,138	7,111	968	4,280	7,937	—	12,217	1,587	10,630	—
SUNNYSIDE 205	1,200	8,703	281	1,200	8,984	—	10,184	1,394	8,790	—
TALL OAKS VILLAGE CENTER	1,858	6,736	75	1,858	6,811	—	8,669	479	8,190	6,261

REGENCY CENTERS CORPORATION

Combined Real Estate and Accumulated Depreciation

December 31, 2004

	Initial Cost		Cost Capitalized Subsequent to Acquisition (a)	Total Cost				Accumulated Depreciation	Total Cost Net of Accumulated Depreciation	Mortgages
	Land	Building & Improvements		Land	Building & Improvements	Properties held for Sale	Total
TASSAJARA CROSSING	8,560	14,900	166	8,560	15,066	—	23,626	2,223	21,403	—
THE MARKET AT OPITZ CROSSING	9,902	8,339	803	9,903	9,141	—	19,044	748	18,296	12,352
THE SHOPS	3,293	2,320	822	3,293	3,142	—	6,435	200	6,235	4,714
THE SHOPS OF SANTA BARBARA	9,477	1,323	6	9,477	1,329	—	10,806	354	10,452	7,916
THOMAS LAKE	6,000	10,302	205	6,000	10,507	—	16,507	1,543	14,964	—
TOWN CENTER AT MARTIN DOWNS	1,364	4,985	145	1,364	5,130	—	6,494	1,046	5,448	—
TOWN SQUARE	438	1,555	6,948	883	8,058	—	8,941	1,293	7,648	—
TRACE CROSSING	4,356	4,896	—	4,356	4,896	—	9,252	417	8,835	8,438
TROPHY CLUB	2,595	10,467	161	2,595	10,628	—	13,223	1,344	11,879	—
TWIN PEAKS	5,200	25,120	182	5,200	25,302	—	30,502	3,795	26,707	—
UNION SQUARE SHOPPING CENTER	1,579	5,934	454	1,579	6,388	—	7,967	1,452	6,515	—
UNIVERSITY COLLECTION	2,530	8,972	771	2,530	9,743	—	12,273	2,185	10,088	—
VALENCIA CROSSROADS	17,913	17,357	—	17,913	17,357	—	35,270	1,479	33,791	—
VALLEY RANCH CENTRE	3,021	10,728	35	3,021	10,763	—	13,784	1,610	12,174	—
VENTURA VILLAGE	4,300	6,351	223	4,300	6,574	—	10,874	990	9,884	—
VILLAGE CENTER 6	3,885	10,799	1,042	3,885	11,841	—	15,726	2,924	12,802	—
VILLAGE IN TRUSSVILLE	974	3,261	486	1,142	3,579	—	4,721	1,184	3,537	—
VINEYARD SHOPPING CENTER	2,802	3,916	—	2,802	3,916	—	6,718	426	6,292	—
WALKER CENTER	3,840	6,418	405	3,840	6,823	—	10,663	1,057	9,606	—
WATERFORD TOWNE CENTER	5,650	6,844	1,927	6,493	7,928	—	14,421	1,806	12,615	—
WELLEBY	1,496	5,372	2,223	1,496	7,595	—	9,091	2,289	6,802	—
WELLINGTON TOWN SQUARE	1,914	7,198	4,472	2,150	11,434	—	13,584	1,867	11,717	—
WEST PARK PLAZA	5,840	4,992	311	5,840	5,303	—	11,143	802	10,341	—
WESTBROOK COMMONS	3,366	11,928	863	3,366	12,791	—	16,157	1,208	14,949	—
WESTCHESTER PLAZA	1,857	6,456	871	1,857	7,327	—	9,184	1,656	7,528	5,052
WESTRIDGE	9,516	10,789	—	9,516	10,789	—	20,305	453	19,852
WESTLAKE VILLAGE CENTER	7,043	25,744	888	7,043	26,632	—	33,675	4,463	29,212	—
WHITE OAK - DOVER, DE	2,147	2,927	138	2,143	3,069	—	5,212	366	4,846	—
WILLA SPRINGS SHOPPING CENTER	2,004	9,266	(117)	2,143	9,010	—	11,153	1,086	10,067	—
WINDMILLER PLAZA PHASE I	2,620	11,190	1,338	2,619	12,529	—	15,148	2,046	13,102	—
WOODCROFT SHOPPING CENTER	1,418	5,211	547	1,418	5,758	—	7,176	1,369	5,807	—
WOODMAN VAN NUYS	5,499	6,834	346	5,499	7,180	—	12,679	1,132	11,547	4,806
WOODMEN PLAZA	6,013	10,077	(40)	6,644	9,406	—	16,050	2,651	13,399	—
WOODSIDE CENTRAL	3,499	8,845	117	3,499	8,962	—	12,461	1,326	11,135	—
WORTHINGTON PARK CENTRE	3,345	10,053	1,037	3,345	11,090	—	14,435	2,666	11,769	—
							—	—	—
OPERATING BUILD TO SUIT PROPERTIES	4,315	(202)	—	4,315	(202)		4,113	3,810	303	—

	788,453	1,719,495	218,830	806,207	1,915,655	4,916	2,726,778	338,609	2,388,169	315,409

(a)	The negative balance for costs capitalized subsequent to acquisiton could include out-parcels sold, provision for loss recorded and development transfers subsequent to the initial costs.

REGENCY CENTERS CORPORATION

Combined Real Estate and Accumulated Depreciation

December 31, 2004

Depreciation and amortization of the Company’s investment in buildings and improvements reflected in the statements of operation is calculated over the estimated useful lives of the assets as follows:

Buildings and improvements                      up to 40 years

The aggregate cost for Federal income tax purposes was approximately $2.7 billion at December 31, 2004.

The changes in total real estate assets for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Balance, beginning of year	$2,656,376	2,692,503	2,673,164
Developed or acquired properties	322,659	238,964	402,035
Sale of properties	(261,098)	(287,547)	(397,203)
Provision for loss on operating properties	(810)	(1,969)	(4,369)
Reclass accumulated depreciation to adjust building basis	(1,010)	440	(7,021)
Reclass accumulated depreciation related to properties held for sale	(997)	(2,537)	(3,409)
Reclass accumulated depreciation related to properties held for sale recharacterized in 2002 to properties to be held and used	—	—	10,772
Improvements	11,658	16,522	18,534

Balance, end of year	$2,726,778	2,656,376	2,692,503

The changes in accumulated depreciation for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Balance, beginning of year	$285,665	244,596	202,325
Sale of properties	(16,152)	(23,708)	(23,593)
Reclass accumulated depreciation to adjust building basis	(1,010)	440	(7,021)
Reclass accumulated depreciation related to properties held for sale	(997)	(2,537)	(3,409)
Reclass accumulated depreciation related to properties held for sale recharacterized in 2002 to properties to be held and used	—	—	10,772
Depreciation for year	71,103	66,874	65,522

Balance, end of year	$338,609	285,665	244,596